EXHIBIT 10.1
AGREEMENT

THIS AGREEMENT is made effective the 10th day of December 2004 and replaces any and all previous agreements.

AMONG:

     HOUSE OF BRUSSELS CHOCOLATES INC., a Nevada corporation, with offices at One Riverway, Suite 1700, Houston, TX, 77056 (hereinafter called “HOBC”).

OF THE FIRST PART

AND:

SCHOKINAG CHOCOLATE NORTH AMERICA INC., a California Corporation, located at 5301 Office Park Drive, Suite 200, Bakersfield, CA 93309 (hereinafter called “Schokinag”).

OF THE SECOND PART

(Collectively known as the “Parties”)
WHEREAS:

A.	HOBC wishes to provide manufacturing, co-packing, marketing and distribution services with respect to certain chocolate products developed and owned by Schokinag, and

B.	Schokinag wishes to engage HOBC to provide manufacturing, co-packing, marketing and distribution services with respect to certain of its chocolate products, and

C.	Both HOBC and Schokinag wish to support and encourage the success of their joint undertakings.

NOW THEREFORE, the Parties hereby agree as follows:

1.
Both Schokinag and HOBC agree to provide best efforts with respect to the marketing and distribution of those Schokinag chocolate products detailed on Exhibit A (the “Schokinag Products”). Within the scope of its efforts, HOBC intends to take the lead role in the exclusive introduction and sale of the Schokinag Products to national/regional wholesalers, retail chains and private label customers throughout North America. Schokinag shall continue its efforts and focus on food service and speciality distributors with the objective of penetrating the gourmet foods market. Schokinag shall forward all sales leads relating to national product sales opportunities to HOBC for follow-up. During the term of this agreement, HOBC agrees to neither manufacture nor promote products that directly compete with the Schokinag Products (for these purposes, directly competing products shall be narrowly defined).

2.	Be it agreed that Schokinag and HOBC will, in the future, determine a plan to utilize Schokinag’s road show unit (hereinafter the “Big Tin”), for general marketing purposes.

Be it also agreed that Schokinag and HOBC will, in the future, determine a mechanism by which HOBC will be able to replicate the Big Tin as its own cost, for its own use in generating sales.

3.
Effective March 1, 2004 (or earlier, if possible), Schokinag agrees to appoint HOBC as exclusive manufacturer and co-packer of the Schokinag Products. A detail of agreed manufacturing and co-packing fees is included on Exhibit A. During the term of this agreement, Schokinag agrees to provide the raw materials (including shipping) required in connection with the manufacture and packaging of the Schokinag Products at a price determined by summing variable contract pricing and typical distributor-level margins. At no time during the term of the agreement shall HOBC obtain raw materials for the Schokinag Products from any other source.

Beyond any existing packaging that Schokinag may have in inventory, HOBC will replace the source for any or all packaging materials used in co-packing the Schokinag Products as it sees fit, but only with the prior approval of Schokinag. In the event HOBC makes a replacement of same or similar packaging materials, it will invoice Schokinag for such materials at the previously detailed cost of such materials, as included in the “Schokinag Product Base Cost Analysis”, less 50% of the difference between the previously detailed cost and the actual cost paid by HOBC when the packaging is actually incorporated into finished goods.

4.
Both Schokinag and HOBC may purchase units of the Schokinag Products for resale at a “Base Cost” as calculated in the “Schokinag Product Base Cost Analysis”, included as Exhibit C to this Agreement. In general, the Base Cost of a Schokinag Product shall equal the total costs of its raw material content, packaging materials and co-packing fee. Shipping costs for finished goods to Schokinag, or final customers shall be borne by the party purchasing the units.

5.
During the term of this agreement, HOBC shall perform inventory counts to verify the amount and condition of inventories held in connection with its manufacturing and co-packing efforts on behalf of Schokinag. The results of such counts shall be forwarded regularly, but not less than on a quarterly basis. Normal waste or loss of product by obsolescence or age shall be borne by Schokinag to a maximum of 1.5%. The cost of other discrepancies or excessive waste or spoilage shall be borne by HOBC.

6.
The Initial Term of this agreement shall be for three (3) years. No sales targets will be set for years 1 and 2. However, in the event that HOBC achieves Minimum Product Sales associated with this agreement in excess of $3 million during year 3, then HOBC shall enjoy the unilateral right to extend this agreement and its associated privileges for an additional term of five (5) years. In the event HOBC fails to achieve Minimum Product Sales during its Initial Term, further extensions of this agreement must be mutually agreed to by both parties.

7.
All current and future recipes associated with the Schokinag Products are confidential and proprietary and shall remain the exclusive property of Schokinag. In addition, the words “Schokinag”, “European Drinking Chocolate”, “Extreme Dark”, and “Drink Your Chocolate” are trademarks owned by Schokinag and shall remain their exclusive property.

In the event either HOBC or Schokinag enter into a “Private Label” sale of the Schokinag Products, product packaging related to the sale must contain a phrase analogous to “Made with Schokinag Chocolate” in easy to read lettering.

8.
Schokinag agrees to provide financing to a maximum of $50,000.00 (fifty thousand dollars) to assist in the purchase of specialized equipment to be used in the manufacture and packaging of the Schokinag Products. A detail of the equipment, together with the amounts to be financed by Schokinag, are detailed at Exhibit B. HOBC shall take title to the equipment and provide a written promissory note to Schokinag for the amount financed. HOBC agrees to reimburse Schokinag for the amounts financed at a rate of eight cents ($0.08) per unit packed under its co-packing agreement. Such repayment amounts may be calculated on a “co-packing invoice” by invoice basis and credited against the amounts then due and payable to HOBC. This invoicing should occur monthly.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

HOUSE OF BRUSSELS CHOCOLATES INC.
a Nevada corporation, by its authorized signatory:

s/s Grant Peteresen
_____________________________
Signature of Authorized Signatory

Grant Petersen
_____________________________
Name of Authorized Signatory

Chief Executive Officer
____________________________
Position of Authorized Signatory

SCHOKINAG CHOCOLATE NORTH AMERICA INC.
a corporation based in California, by its authorized signatory :

s/s Brian Warkentin
_____________________________
Signature of Authorized Signatory

Brian Warkentin
_____________________________
Name of Authorized Signatory

President
_____________________________
Position of Authorized Signatory

Exhibit A

Schokinag Products

Product Name	Unit Size	Schokinag Item Number	HOBC Item Number
Bittersweet Retail Bar	12x9oz	7617209758	76172097
Milk Retail Bar	12x9oz	7223809758	72238097
White Retail Bar	12x9oz	7252809758	72528097
Semisweet Baking Chunks	12x12oz	7615012758	76150127
Milk Baking Chunks	12x12oz	7223212758	72232127
White Baking Chunks	12x12oz	7252612758	72526127
22/24 Retail Cocoa	12x8oz	7302008758	73020087
Triple Chocolate EDC	12x12oz	7654012758	76540127
White Chocolate EDC	12x12oz	7254012758	72540127
Dulce de Leche EDC	12x12oz	7224012758	72240127
Chocolate Mocha EDC	12x12oz	7344012758	73440127
German Chocolate Cake EDC	12x12oz	7677712758	76777127
Extreme Dark EDC	12x12oz	7775412758	77754127
No-Sugar-Added Triple Chocolate EDC	12x12oz	7654312758	76543127

*EDC = European Drinking Chocolate